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                                                                     Exhibit 4.1


                             TRENDWEST RESORTS, INC.

                        1999 EMPLOYEE STOCK PURCHASE PLAN

        Trendwest Resorts, Inc. (the "Company") does hereby establish its 1999 Employee Stock Purchase Plan (the "Plan") as follows:

        1. Purpose of the Plan. The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of common stock of the Company. The Company believes that employee participation in the ownership of the Company is of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provision of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code.

        2.  Definitions.

        Account means the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant's account shall at all times remain the property of that Participant, but such funds will be commingled with the general funds of the Company and will not accrue interest.

        Board means the Board of Directors of the Company.

        Code. means the Internal Revenue Code of 1986, as amended.

        Commencement Date means the January 1, April 1, July 1, or October 1 as the case may be, on which the particular Offering begins.

        Compensation means wages and all other compensation, excluding reimbursements, expense allowance, fringe benefits, moving expenses, deferred compensation and welfare benefits.

        Ending Date means the March 31, June 30, September 30, December 31, or the nearest prior business day as the case may be, on which the particular Offering concludes.

        ESPP Broker means a qualified stock brokerage or other financial services firm that has been designated by the Company.

        Holding Period mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company's Board of Directors adopted this Plan, is both (a) that two (2) year period after the Commencement Date and (b) that one (1) year period after transfer to a Participant of any Shares under the Plan.

        Participant means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of Section 7.

        Pay Period means the payroll cycle of the Participant, which can be weekly, bi-weekly or bi-monthly.

        Offerings means the twenty separate consecutive three month offerings for the purchase and sale of Shares under the Plan. Each one of the Offerings shall be referred to as an "Offering."

        Shares means shares of the Company's common stock, without par value, that will be sold to Participants under the Plan.

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        Subsidiaries means any present or future domestic or foreign corporation that: (i) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code, and (ii) whose employees have been designated by the Board to be eligible, subject to Section 3, to be Participants under the Plan.

        Withdrawal Notice means a notice, in a form designated by the Company, that a Participant who wishes to withdraw from an Offering must submit to the Company pursuant to Section 22 prior to the Ending Date.

        3. Employees Eligible to Participate. Any regular employee of the Company or any of its Subsidiaries who (a) is in the employ of the Company or any of its Subsidiaries on the Commencement Date, (b) has been so employed for at least ninety days, without a break in service of over 30 days and (c) has worked an average of twenty (20) hours per week during such employment is eligible to participate in the Plan, except officers of the Company within the meaning of Rule 16a-1 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended.

        4. Offerings. The Plan shall consist of twenty separate consecutive three month Offerings. The first Offering shall commence on July 1, 1999. Thereafter, Offerings shall commence on each subsequent January 1, April 1, July 1, and October 1, and the final Offering under the Plan shall commence on April 1, 2004 and terminate on June 30, 2004.

        5. Price. The purchase price per Share shall be 85 percent of the fair market value of the stock on the Ending Date. Fair market value shall mean the average of high and low closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the stock is traded on a stock exchange, the closing price for the stock on the principal of such exchange.

        6. Number of Shares Reserved Under the Plan. The maximum number of Shares that will be offered under the Plan is 500,000. If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to
Section 9 exceeds the number of Shares then available under this Section 6, (after deduction of all Shares (a) that have been purchased under the Plan, and (b) for which rights to purchase are then outstanding), the Company shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgement, to be equitable. In such event, each Participant's payroll deductions shall be reduced accordingly and the Company shall give to each Participant a written notice of such reduction.

        7. Participant. An eligible employee may become a Participant by completing the Enrollment Agreement that shall be provided by the Company and filing it with the Company prior to the Commencement Date of the Offering to which it relates, Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. The period for enrollment into the Plan shall terminate 10 days prior to the next Commencement Date.

        8. Participant Contributions. At the time the Enrollment Agreement is filed with the Company, each Participant shall authorize the Company to make payroll deductions of either (a) a fixed dollar amount per pay period or (b) a whole percentage (not partial or fractional) of Compensation; provided, however, that no payroll deduction shall exceed 10 percent of Compensation per Pay Period nor exceed $2,500 during any Offering. The amount of the minimum fixed dollar deduction may be adjusted by the Board of Directors from time to time; provided, however, that a Participant's existing rights under any Offering that has already commenced may not be adversely affected thereby.

               Each Participant's payroll deductions shall be credited to that Participant's Account. A Participant's payroll deductions shall begin on the Commencement Date, and shall end on the Ending Date unless the Participant elects to withdraw pursuant to Section 13. A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the amount or rate of payroll deductions during an Offering.

        9. Granting of Right to Purchase. On the Commencement Date, the Plan shall be deemed to have granted automatically to each Participant a right to purchase as many Shares (including fractional Shares) as may be purchased with such Participant's Account on the Ending Date.



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        10. Purchase of Shares. On the Ending Date, each Participant who has not otherwise withdrawn from an Offering shall be deemed to have carried out the right to purchase, and shall be deemed to have purchased at the purchase price set forth in Section 5, the number of Shares (including fractional Shares) that may be purchased with such Participant's Account.

        11. Participant's Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.

        12.  Evidence of Ownership of Shares.

               12.1 Promptly following the Ending Date of each Offering, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant's name with the ESPP Broker.

               12.2 A Participant may direct, by written notice to the Company prior to the Ending Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. Unless otherwise directed, the account will be established as joint tenants with right of survivorship.

               12.3 A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant's ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. Subject to Section 12.4 below, in the absence of such a disposition of the Shares, however, the Shares must remain in the Participant's account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

               12.4 (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised by prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

                      (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.


        13.  Withdrawal.

               13.1 A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the Ending Date by delivering a Withdrawal Notice to the Company, in which event the Company shall refund the Participant's entire Account as soon as practicable thereafter.

               13.2 An employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. Upon compliance with such requirements, an employee's re-entry into the Plan will become effective on the Commencement Date of the next Offering following withdrawal.



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        14. Continuation. At the conclusion of each Offering, the Company shall automatically re-enroll each Participant in the next Offering unless otherwise instructed.

        15. Interest. No interest shall be paid or allowed on a Participant's Account.

        16. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant's Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant's debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant's rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13.

        17. Termination of Employment. As soon as practicable upon termination of a Participant's employment with the Company for any reason whatsoever, including but not limited to death or retirement, the Participant's Account shall be returned to the Participant or the Participant's estate, as applicable.

        18. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that (i) subject to Sections 19 and 23.1(b), no Participant's existing rights under any Offering that is in progress may be adversely affected thereby, and (ii) subject to Section 19, in the event that the Board desires to retain the favorable tax treatment under Section 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company's shareholders approve such an increase.

        19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings or rights, or any other change in the capital structure of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of the Shares that are available for purchase under the Plan, and in the number of Shares that an employee is entitled to purchase.

        20. Share Ownership. Notwithstanding anything herein to the contrary, no Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the Plan) five percent or more of the total combined voting power or value of all classes of shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. In addition, no Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant's rights to purchase Shares under all "employee stock purchase plans" of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

        21. Administration. The Plan shall be administered by the Board, which may engage the ESPP Broker to assist in the administration of the Plan. The Board shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant. The Board may delegate any or all of its authority hereunder to a committee of the Board, as it may designate.

        22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company's Staff Services Department; Attn: Director, shall be authorized to receive such notices.

        23.  Termination of the Plan.



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               23.1 This Plan shall terminate at the earliest of the following:

               (a) June 30, 2004;

               (b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carryout the right to purchase, and to purchase at the purchase price set forth in Section 5, the number of Shares that may be purchased with that Participant's Account;

               (c) The date the Board acts to terminate the Plan in accordance with Section 18 above; and

               (d) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

               23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant's Account.

        24. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee's affairs. An employee, therefore, may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

        25. Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.

        26. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

        27. Governing Law. The law of the state of Oregon shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.



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